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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

        Date of Report (date of earliest event reported): OCTOBER 4, 2006

                            LIBERTY MEDIA CORPORATION
             (Exact name of registrant as specified in its charter)

            DELAWARE                     000-51990               84-1288730
(State or other jurisdiction of         (Commission           (I.R.S. Employer
 incorporation or organization)         File Number)         Identification No.)

                               12300 LIBERTY BLVD.
                            ENGLEWOOD, COLORADO 80112
              (Address of principal executive offices and zip code)

       Registrant's telephone number, including area code: (720) 875-5400

          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

/ / Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
/ / Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
/ / Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
/ / Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 1.01.     ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

OCTOBER 2006 CREDIT AGREEMENT

     On October 4, 2006, QVC, Inc. ("QVC"), a subsidiary of Liberty Media Corporation ('Liberty"), entered into a Credit Agreement, dated as of October 4, 2006, among QVC, Wachovia Bank, N.A., as administrative agent, Bank of America, N.A. and J.P. Morgan Securities Inc., as syndication agents, and certain lending parties (the "October 2006 Credit Agreement"). The October 2006 Credit Agreement provides for an unsecured $1.75 billion credit facility, consisting of (i) an $800 million initial term loan to be made upon closing, which is expected to occur on October 13, 2006, and (ii) $950 million of delayed draw term loans to be made after closing from time to time upon the request of QVC. The delayed draw term loans are available until September 30, 2007 and are subject to reductions in the principal amount available starting on March 31, 2007.

     The loans will bear interest at a rate equal to (i) LIBOR for the interest period selected by QVC plus a margin that varies based on QVC's leverage ratio or (ii) the higher of the Federal Funds Rate plus 0.50% or the prime rate announced by Wachovia Bank, N.A. from time to time. The loans are scheduled to mature on October 4, 2011. Payment of the loans may be accelerated following certain customary events of default including, but not limited to: (i) failure to make payments when due, (ii) representations or warranties being incorrect when made, (iii) failure to perform covenants, (iv) failure to make payments when due on other material indebtedness of QVC and its subsidiaries, (v) the bankruptcy of QVC or its subsidiaries, (vi) the entry of judgments in excess of a specified amount against QVC or its subsidiaries, the enforcement of which remains unstayed or (vii) a change of control of QVC.

     The October 2006 Credit Agreement contains certain affirmative and negative covenants, including certain restrictions with respect to liens, mergers, sales of assets, transactions with affiliates and incurrence of indebtedness, and limitations on QVC's leverage ratio. The proceeds of the October 2006 Credit Agreement will be used to make distributions to Liberty and to finance the working capital needs, and for the general corporate purposes, of QVC and its subsidiaries.

AMENDMENT TO MARCH 2006 CREDIT AGREEMENT

     On October 4, 2006, QVC also entered into an Amendment, dated October 4, 2006, between QVC and JPMorgan Chase Bank, N.A., as administrative agent, which amends the Credit Agreement, dated March 3, 2006, among QVC, JPMorgan Chase Bank, N.A, as administrative agent, Wachovia Capital Markets, LLC, as syndication agent, and certain lending parties (such Amendment, the "Amendment" and such original agreement, the "March 2006 Credit Agreement"). The Amendment conforms the interest rate for loans under the March 2006 Credit Agreement to match the interest rate for loans under the October 2006 Credit Agreement, and amends certain restrictions on the incurrence of indebtedness and affiliate transactions to match those in the October 2006 Credit Agreement.

ITEM 2.03. CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT

     The information set forth in Item 1.01 hereof is incorporated by reference into this Item 2.03 as if set forth in its entirety herein.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

99  Additional Exhibits

     99.1 Credit Agreement dated as of October 4, 2006 among QVC, Wachovia Bank, N.A., as administrative agent, Bank of America, N.A. and J.P. Morgan Securities Inc., as syndication agents, and the lenders party thereto from time to time.

     99.2   Amendment dated October 4, 2006 to the Credit Agreement dated
            March 3, 2006 among QVC, JPMorgan Chase Bank, N.A, as administrative agent, Wachovia Capital Markets, LLC, as syndication agent, and the lenders party thereto from time to time

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                                    SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 10, 2006

                                     LIBERTY MEDIA CORPORATION


                                     By:    /s/ Mark E. Burton
                                            ---------------------------------
                                            Name:   Mark E. Burton
                                            Title:  Vice President

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                                  EXHIBIT INDEX

     99.1 Credit Agreement dated as of October 4, 2006 among QVC, Wachovia Bank, N.A., as administrative agent, Bank of America, N.A. and J.P. Morgan Securities Inc., as syndication agents, and the lenders party thereto from time to time.

     99.2   Amendment dated October 4, 2006 to the Credit Agreement dated
            March 3, 2006 among QVC, JPMorgan Chase Bank, N.A, as administrative agent, Wachovia Capital Markets, LLC, as syndication agent, and the lenders party thereto from time to time